AMENDMENT TO AGREEMENT FOR WHOLESALE FINANCING
AND BUSINESS FINANCING AGREEMENT

    This Amendment is made to (i) that certain Agreement for Wholesale Financing dated August 31, 2000, between ePlus Technology, inc. ("Dealer") and GE Commercial Distribution Finance Corporation ("CDF"), as amended ("AWF) and (ii) that certain Business Financing Agreement between Dealer and CDF dated August 31, 2000, as amended ("BFA").

    FOR VALUE RECEIVED, CDF and Dealer agree as follows:

1.  Section 2.1 of the BFA is hereby amended in its entirety to read as follows:

"2.1  Accounts Receivable Facility.  Subject to the terms of this Agreement, CDF agrees to provide to Dealer an Accounts Receivable Facility of Thirty Million Dollars ($30,000,000);provided, however, that at no time will the principal amount outstanding under the Accounts Receivable Facility and Dealer's inventory floorplan credit facility with CDF exceed, in the aggregate, One Hundred Twenty Five Million Dollars ($125,000,000).  CDF's decision to advance funds will not be binding until the funds are actually advanced."

In addition, subject to the terms of the AWF, CDF agrees to provide to Dealer an inventory floorplan credit facility of One Hundred Twenty Five Million Dollars ($125,000,000.00); provided, however, that at no time will the principal amount outstanding under Dealer's inventory floorplan credit facility with CDF and Dealer's Accounts Receivable Facility exceed, in the aggregate, One Hundred Twenty Five Million Dollars ($125,000,000.00).  CDF's decision to advance funds will not be binding until the funds are actually advanced.

2.  Section 3.2 of the BFA is hereby amended to read as follows and, to the extent applicable, the following provision shall also amend the AWF:

"3.2  Available Credit; Paydown.  On receipt of each Schedule, CDF will credit Dealer with such amount as CDF may deem advisable up to the remainder of (i) (a) eighty-five percent (85%) of the net amount of eligible Government Accounts listed on such Schedule plus (b) eighty-five percent (85%) of the net amount of Dealer's eligible Non-Government Accounts listed on such Schedule plus (c) eighty-five percent (85%)  of the net amount of eligible Intercompany Lease Receivables (as defined below) listed in such schedule up to a maximum of Four Million Dollars ($4,000,000) (the amount determined by adding §3.2(i)(a) plus §3.2(i)(b) plus §3.2(i)(c) is referred to herein as the 'Eligible Credit'), minus (ii) the amount of Dealer's SPP Deficit (as defined below) under Dealer's Agreement for Wholesale Financing (the 'AWF') with CDF as in effect from time to time (the amount determined by subtracting §3.2(ii) from §3.2(i) is referred to herein as the 'Available Credit').

Dealer's 'SPP Deficit' shall mean the product of (i) the percentage determined by dividing (a) the amount, if any, by which Dealer's total current outstanding indebtedness to CDF under the AWF as of the date of the Inventory Report (as defined below) exceeds the Inventory Value (as defined below) as determined by, and as of the date of, the Inventory Report, by (b) Dealer's total current outstanding indebtedness to CDF under the AWF as of the date of the Inventory Report, multiplied by  (ii) the from time to time outstanding indebtedness of Dealer to CDF under the AWF.  Such SPP Deficit, if any, will remain in effect for purposes of this Agreement until the preparation and delivery by Dealer to CDF of a new Inventory Report.  Dealer will forward to CDF by the tenth (10th) day of every month an Inventory Report dated as of the last day of the prior month which specifies the total aggregate wholesale invoice price of all of Dealer's inventory that is unsold and in Dealer's possession and control as of the date of the Inventory Report.

The term Inventory Value is defined herein to mean one hundred percent (100%) of the total aggregate wholesale invoice price of all of Dealer's inventory financed by CDF under the AWF that is unsold and in Dealer's possession and control as of the date of the Inventory Report and to the extent that CDF has a first priority, fully perfected security interest therein; excluding therefrom (i) all inventory drop shipped from Dealer's vendors directly to Dealer's customers; (ii) all inventory in Dealer's possession that is subject to returned merchandise authorizations issued by Dealer's vendors; and (iii) all inventory that has been owned by Dealer for more than one hundred eighty (180) days from the invoice date.

In addition, if Dealer's outstanding loans under Dealer's accounts receivable credit facility as set forth in Section 2.1 of this Agreement at any time exceed Dealer's Available Credit, Dealer will immediately pay to CDF an amount not less than the difference between (i) Dealer's outstanding loans under Dealer's accounts receivable credit facility as set forth in Section 2.1 of this Agreement, and (ii) Dealer's Available Credit.

Furthermore, as an amendment to the AWF, in the event Dealer's SPP Deficit exceeds at any time (i) Dealer's Eligible Credit, minus (ii) Dealer's outstanding loans under Dealer's accounts receivable credit facility as set forth in Section 2.1 of this Agreement, Dealer will immediately pay to CDF, as a reduction of Dealer's total current outstanding indebtedness to CDF under the AWF, the difference between (i) Dealer's SPP Deficit, and (ii)(a) Dealer's Eligible Credit, minus (b) Dealer's outstanding loans under Dealer's accounts receivable credit facility as set forth in Section 2.1 of this Agreement.  CDF will loan Dealer, on request, such amount so credited or a part thereof as requested provided that at no time will such outstanding loans exceed Dealer's maximum accounts receivable credit facility as set forth in Section 2.1 of this Agreement.  No advances or loans need be made by CDF if Dealer is in Default."

Dealer waives notice of CDF's acceptance of this Amendment.

           All other terms and provisions of the AWF and BFA, to the extent not inconsistent with the foregoing, are ratified and remain unchanged and in full force and effect.

           IN WITNESS WHEREOF, Dealer and CDF have executed this Amendment on this  29th  day of October , 2007.

EPLUS TECHNOLOGY, INC.

By: /s/ Steven J. Mencarini, CFO
Steven J. Mencarini, Chief Financial Officer

GE COMMERCIAL DISTRIBUTION FINANCE CORPORATION

By: /s/ David Mintert
David Mintert, Vice President of Operations